Exhibit 11

The Share Dealing Code (“Code”) of the Bank comprises of Part A, B and C wherein Part A deals with securities of the Bank, Part B deals with securities of listed or proposed to be listed companies and Part C deals with units of mutual fund schemes.

Definitions

The following terms used herein shall have the meaning specified:

i.	Act – shall mean the Securities and Exchange Board of India Act, 1992 as amended.

ii.	Bank- shall mean HDFC Bank Limited.

iii.

Code or this Code - shall mean this Share Dealing Code for Prevention of Insider Trading in Securities of the Bank as well as securities of other listed companies (or proposed to be listed companies), as amended from time to time.

iv.

Compliance Officer –shall mean the Company Secretary of the Bank, designated as Compliance Officer for the purpose of this Code, or such other person, who may be appointed in his position or such person nominated by Company Secretary, from time to time. He will be financially literate and responsible for compliance of policies, procedures, maintenance of records, monitoring adherence of rules for the preservation of Unpublished Price Sensitive Information, monitoring of trades and implementation of the Codes, under overall supervision of the Board of Directors of the Bank (“Board”).

Note: The term ‘financially literate’ shall mean a person who has the ability to read and understand basic financial statements, i.e., balance-sheet, profit and loss account, and statement of cash flows.

v.	Connected Person-shall mean

(i)

any person who is or has during the six months prior to the concerned act been associated with the Bank, directly or indirectly, in any capacity including by reason of frequent communication with its officers or by being in any contractual, fiduciary or employment relationship or by being a director, officer or an employee of the Bank or holds any position including a professional or business relationship , whether temporary or permanent, with the bank, that allows such a person, directly or indirectly, access to Unpublished Price Sensitive Information or is reasonably expected to allow such access.

(ii)	Without prejudice to the generality of the foregoing, the persons falling within the following categories shall be deemed to be connected persons unless the contrary is established –

(a)	a relative of connected persons specified in clause (i); or

(b)	a holding company or associate company or subsidiary company; or

(c)	an intermediary as specified in section 12 of the Act or an employee or director thereof; or

(d)	an investment company, trustee company, asset management company or an employee or director thereof; or

(e)	an official of a stock exchange or of clearing house or corporation; or

(f)	a member of board of trustees of a mutual fund or a member of the board of directors of the asset management company of a mutual fund or is an employee thereof; or

(g)	a member of the board of directors or an employee, of a public financial institution as defined in section 2 (72) of the Companies Act, 2013; or

(h)	an official or an employee of a self-regulatory organization recognized or authorized by the Board; or

(i)	a banker of the company; or

(j)

a concern, firm, trust, Hindu undivided family, company or association of persons wherein a director of a company or his relative or banker of the company, has more than ten per cent. of the holding or interest; or

(k)	firm, partners and employees of the firm wherein the connected person is also a partner; or

(l)	person sharing household or residence with a connected person.

vi.	Designated Persons – shall mean and include -

a)	all whole-time directors of the Bank;

b)	all Employees in the grade of C2 and above and their secretaries/executive assistants by whatever name called;

c)	Company Secretary of the Bank;

d)	Any support staff of the Bank, such as IT staff, finance staff or secretarial staff, who have access to Unpublished Price Sensitive Information;

e)	Employees who may be identified by the Compliance Officer in consultation with the respective Group Heads, wherever required, and on a case by case basis;

f)	Non-executive directors or independent directors who have access to unpublished price sensitive information;

g)	Employees of material subsidiaries designated on the basis of their functional role or access to unpublished price sensitive information in the organization.

vii.	Employee – shall mean a permanent employee of the Bank (whether on probation or not).

viii.

Generally available information - shall mean information that is accessible to the public on a non-discriminatory basis and shall not include unverified event or information reported in print or electronic media.

ix.	Relative – shall mean spouse, parent, sibling, child, spouse of sibling, spouse of child of the person and his/her spouse.

x.

Immediate Relative – shall mean spouse, parent, sibling, children of such person or of the spouse, any of whom is either financially dependent on such person or consults such person in taking decisions relating to trading in securities. It is hereby clarified that a spouse is presumed to be an Immediate Relative, unless rebutted.

xi.	Insider—shall mean any person who is:

i)	a connected person; or

ii)	in possession of or having access to Unpublished Price Sensitive Information.

xii.	Insider Trading Regulations – means the Securities and Exchange Board of India (Prohibition of Insider Trading Regulations), 2015 as amended from time to time.

xiii.	Legitimate Purposes- shall mean as provided under the Code of Practices and Procedures for Fair Disclosure.

xiv.

Material Financial Relationship shall mean a relationship in which one person is a recipient of any kind of payment, such as by way of a loan or gift from a Designated Person, during the immediately preceding twelve months, equivalent to at least 25% of the annual income of such Designated Person but shall exclude relationships in which the payment is based on arm’s length transactions.

xv.	MF Access Division - shall mean the departments dealing with mutual funds and asset management company(ies).

xvi.	MF Designated Person - shall mean the employee/s working in the MF Access Division and the other individuals specifically covered under the Part C of the Code.

xvii.	Proposed to be listed shall include securities of an unlisted company:

•

If such unlisted company has filed offer documents or other documents, as the case may be, with Securities and Exchange Board of India (“SEBI”), stock exchange(s) or Registrar of Companies in connection with the listing; or

•	If such unlisted company is getting listed pursuant to any merger or amalgamation and has filed a copy of such scheme of merger or amalgamation under Companies Act, 2013.

xviii.

Securities – shall include Depositary Receipts and such other securities as defined in Section 2(h) of Securities Contracts (Regulation) Act, 1956, as amended from time to time. It is clarified that the units of a mutual fund shall not be considered to be within the definition of ‘Securities’ for the purposes of Part A and Part B of this Code. All insider trading related restrictions in relation to units of a mutual fund scheme are separately covered in Part C below.

xix.	Stock Exchanges - shall mean the National Stock Exchange of India Limited and BSE Limited.

xx.	Restricted Trading Period would mean the period between –

•

Seven calendar days prior to the end of a financial quarter or financial year and the expiry of two calendar days from the date of publication of the annual or quarterly results of the Bank, as applicable;

•	Any other period as may be notified from time to time by the Compliance Officer.

xxi.	Takeover Regulations – shall mean the SEBI (Substantial Acquisition of Shares and Takeovers) Regulations, 2011, as amended from time to time.

xxii.

Trading: means and includes subscribing, buying, selling, dealing, giving, donating or agreeing to subscribe, buy, sell, deal in or give or donate any Securities specified from time to time, including those of the Bank, and “Trade” shall include pledge and be construed accordingly.

Explanation:

Insider Trading Regulations shall be applicable on transmission of shares. However, transmission of shares shall be exempted from provisions of trading window closure, pre-clearance and contra trade but the norms relating to disclosure requirements shall be applicable on such transmission.

Trading shall include receiving/giving shares as gift by a designated person including immediate relatives and as such pre-clearance and reporting of the same shall be applicable.

xxiii.	Trading Window: would mean any period other than Restricted Trading Period.

xxiv.	Trading Day: means a day on which the recognized Stock Exchanges are open for Trading.

xxv.

Unpublished Price Sensitive Information/ UPSI – The definition of Unpublished Price Sensitive Information (“UPSI”) shall be as defined in the Insider Trading Regulations, as amended from time to time. For the purposes of Part A of this Code, this would mean UPSI in relation to the Bank; and for the purposes of Part B of this Code, it would mean UPSI in relation to the concerned listed/ proposed to be listed entity.

xxvi.	Material Subsidiary: shall have the same meaning as defined under SEBI (Listing Obligations and Disclosure Requirements) Regulations, 2015, as amended from time to time.

Terms used but not defined hereunder shall have the meanings as ascribed to them under the Insider Trading Regulations, the Act, the Securities Contracts (Regulation) Act, 1956, the Depositories Act, 1996 or the Companies Act, 2013, and the rules and regulations made thereunder, as amended from time to time.

PART - A – Provisions governing dealing in Securities of the Bank

Purpose of the Code:

The Code is prescribed, in compliance with the applicable insider trading laws, rules and regulations, including the Insider Trading Regulations and U.S. Federal Securities laws, and any listing standards applicable to the Bank, including those of the Stock Exchanges and those of the New York Stock Exchange to ensure that the Designated Persons and/ or their Immediate Relative(s) do not trade in the Securities of the Bank when in possession of Unpublished Price Sensitive Information, until such Unpublished Price Sensitive Information becomes generally available and to prevent any tipping and speculative dealings, knowingly or unknowingly by the Designated Persons and/ or their Immediate Relative(s).

Code –

1.

No Designated Person and/ or their Immediate Relative(s) is permitted to trade in the Securities of the Bank during the Restricted Trading Period. Any pre-clearance obtained when the trading window was open, will be invalid from the day the trading window is closed. Provided that the Restricted Trading Period shall not apply in respect of the following matters, subject to (i) obtaining pre-clearance under Clause 9 of this Code; and (ii) compliance with the respective regulations of SEBI and other applicable insider trading laws, rules and regulations, including U.S. Federal Securities laws.

(a)

The transaction is proposed to be an off-market inter-se transfer between Insiders who are in possession of the same unpublished price sensitive information without being in breach of Regulation 3 of the Insider Trading Regulations, and both parties have made a conscious and informed trade decision.

(b)

The transaction is proposed to be carried out through the block deal window mechanism between persons who are in possession of the unpublished price sensitive information without being in breach of Regulation 3 of the Insider Trading Regulations and both parties have made a conscious and informed trade decision.

Provided that such unpublished price sensitive information has not been obtained by either party under Regulation 3(3) of the Insider Trading Regulations.

(c)	The transaction in question is proposed to be carried out pursuant to a statutory or regulatory obligation to carry out a bona fide transaction.

(d)

The transaction in question is proposed to be undertaken pursuant to the exercise of stock options/ restricted stock units in respect of which the exercise price was pre-determined in compliance with applicable regulations.

(e)	The trades are pursuant to a trading plan set up in accordance with Clause 8 of this Code.

(f)	Pledging of shares for a bona fide purpose, such as raising of funds.

In addition to the above, the Restricted Trading Period shall not apply to transactions which are undertaken in accordance with respective regulations made by SEBI from time to time in compliance with other applicable insider trading laws, rules and regulations such as acquisition by conversion of warrants or debentures, subscribing to rights issue, further public issue, preferential allotment or tendering of shares in a buy-back offer, open offer, delisting offer.

All non-Designated Persons who are Employees may trade in the Securities of the Bank during the Restricted Trading Period if they are not otherwise in possession of Unpublished Price Sensitive Information. It is clarified that while Designated Persons who are Employees shall be permitted to exercise the stock options/ units vested in them in accordance with the Employee Stock Option Schemes/ Restricted Stock Unit Schemes of the Bank during the Restricted Trading Period, the shares acquired upon the exercise of such options cannot be sold (or otherwise Traded) by them, during the Restricted Trading Period. Designated Persons and/or their Immediate Relative(s) should not engage in any speculative dealings in Securities of the Bank.

2.

Insiders are prohibited from trading in the Securities of the Bank at any time while in possession of, or having access to, any Unpublished Price Sensitive Information, unless the Trades are pursuant to trading plan as mentioned below. When a person who has Traded in the Securities of the Bank has been in possession of UPSI relating to the Bank, his/ her/ its Trades would be presumed to have been motivated by the knowledge and awareness of such UPSI in his/ her/ its possession.

3.

No Insider shall communicate, provide, or allow access to any Unpublished Price Sensitive Information, relating to the Bank or its Securities, to any person including other Insiders, except where such communication is in furtherance of legitimate purposes, performance of duties or discharge of legal obligations.

4.

No person shall procure from or cause the communication by any Insider of Unpublished Price Sensitive Information, relating to the Bank or its Securities, except in furtherance of legitimate purposes, performance of duties or discharge of legal obligations.

5.

Unpublished Price Sensitive Information may be communicated, provided, allowed access to or procured, in connection with a transaction that would (i) entail an obligation to make an open offer under the Takeover Regulations where the Board is of informed opinion that the sharing of Unpublished Price Sensitive Information is in the best interests of the Bank; (ii) not attract the obligation to make an open offer under the Takeover Regulations but where the Board is of informed opinion that the sharing of Unpublished Price Sensitive Information is in the best interests of the Bank and the information that constitutes Unpublished Price Sensitive Information is disseminated to be made generally available at least two trading days prior to the proposed transaction being effected in such form as the Board may determine to be adequate and fair to cover all relevant and material facts.

6.

The parties receiving Unpublished Price Sensitive Information have to provide appropriate confidentiality and non-disclosure confirmation and/ or shall be put to due notice by the Bank in order to keep information so received confidential and shall otherwise not Trade in Securities of the Bank when in possession of Unpublished Price Sensitive Information. The Board, or any person as may be authorised by the Board in this regard, shall ensure that a structured digital database containing the nature of UPSI, names of such individuals/ entities with whom UPSI is shared, along with the details of the permanent account number/ any other identifier authorised by law where permanent account number is not available, is maintained by the Bank. Such database shall be maintained with adequate time stamping and audit trails to avoid tampering. Such database will be maintained as required under the Insider Trading Regulations, from time to time, and in the event of receipt of any information from SEBI regarding any investigation or enforcement proceedings, the relevant information in the database shall be preserved till the completion of such proceeding, or as per the period specified in the Regulations, whichever is later.

7.

The Bank shall formulate Code of Practices and Procedures for Fair Disclosure of UPSI and a Policy for dealing with instances of leakage or suspected leakage of UPSI, which shall be approved by the Audit Committee and the Board.

8.	Trading plan

In order to enable Insiders who may be perpetually in possession of UPSI to Trade in Securities of the Bank in a compliant manner, Insiders shall be entitled to formulate a trading plan and present it to the Compliance Officer for approval and public disclosure pursuant to which Trades may be carried out on his/ her/ its behalf in accordance with such plan.

Such trading plan shall comply with all the conditions prescribed under the Insider Trading Regulations. The Compliance Officer shall review the trading plan to assess whether the plan would have any potential for violation of Insider Trading Regulations or any other applicable insider trading laws, rules or regulations, and shall be entitled to seek such express undertakings as may be necessary to enable such assessment and to approve and monitor the implementation of the plan.

A trading plan, once approved, shall be irrevocable and the Insider shall mandatorily have to implement the plan, in compliance with the Insider Trading Regulations, without being entitled to execute any Trade in the Banks’ Securities outside the scope of the trading plan or to deviate from it except due to permanent incapacity or bankruptcy or operation of law.

Where the insider has set a price limit for a trade and due to adverse fluctuation in market prices, the price of the security is outside the price limit set by the insider, the trade shall not be executed. However, if the insider wishes to trade irrespective of the fluctuation in market price, he may not set any price limit at the time of formulation of the trading plan.

In case of non-implementation (full/partial) of trading plan due to any of the reasons mentioned above, the insider shall follow the process enumerated in the Insider Trading Regulations. The requirements relating to pre-clearance of trades and trading window norms shall not be applicable for trades carried out in accordance with the approved trading plan. Upon approval of the trading plan, the Compliance Officer shall notify the plan to the Stock Exchanges on which the Securities of the Bank are listed.

9.	Designated Persons and/or their Immediate Relative(s) can Trade in the Securities of the Bank during the Trading Window subject to the conditions mentioned herein below:

a)

A Designated Person and/or their Immediate Relative(s) who intends to Trade in the Securities of the Bank must take prior approval of the Compliance Officer, irrespective of the value of the Trade. The approval must be sought by making an application, through the e-Share Dealing Code Portal. No Designated Person shall apply for pre- clearance of any proposed Trade if such person is in possession of Unpublished Price Sensitive Information during the Trading Window. The non-executive directors should seek such approval from the Compliance Officer by way of an email stating the required information.

b)

Every Designated Person and/or their Immediate Relative(s) obtaining prior approval as aforesaid, must execute the said Trade within 7 (seven) trading days from the date of receipt of approval. If the Trade is not executed either wholly/partially within 7 (seven) trading days, the approval must be obtained again. In case where the trade has been executed (either wholly or partially) pursuant to receipt of a pre-clearance, the Designated Persons and/or their Immediate Relative(s) shall report the trades so executed on the e-Share Dealing Code Portal within 2 (two) trading days of execution of such transaction(s). The non-executive directors should provide details of said trade by way of an email to the Compliance Officer.

c)

Every Designated Person shall disclose the number of Securities of the Bank held by them, within 7 (seven) days from the date of them being declared a Designated Person through the e-Share Dealing Code Portal. Details of positions taken in derivatives by such persons/entities shall also be disclosed separately. It is clarified that the said disclosure should include details of the Bank’s Securities held by their Immediate Relative(s) as well. The non-executive directors shall make a disclosure at the time of their appointment, and subsequently on an annual basis.

d)

Designated Persons and/or their Immediate Relative(s), will not be permitted to enter into any opposite/contra Trade, i.e., sell or buy Securities of the Bank during the 6 months following the immediately prior buy or sell Trade. Such persons are also not permitted to take derivative positions in Securities of the Bank at any time.

However, Designated Persons who are Employees shall be permitted to subscribe to Securities of the Bank in exercise of stock options already vested in them under the Employee Stock Option Schemes of the Bank and the exercise of ESOPs/RSU’s shall not be considered to be “Trading” except for the purpose of disclosures mentioned herein.

The restriction of contra Trade will not apply in respect of subscription to shares/convertibles in Follow-on Public Offer (FPO); Offer for Sale (OFS); Rights Issue or tendering of Shares in open offer; share buy-back or delisting offer, exit offers, etc.

The Compliance Officer shall be empowered to grant relaxation from strict application of such ‘contra/opposite Trade’ restriction for reasons to be recorded in writing, provided that such relaxation does not violate the Insider Trading Regulations or any other applicable insider trading laws, rules or regulations. Should a contra Trade be executed, inadvertently or otherwise, in violation of the Insider Trading Regulations such a restriction, the profits from such trade shall be liable to be disgorged for remittance to SEBI for credit to the Investor Protection and Education Fund administered by SEBI under the Act.

10.	The list of products which can be transacted in, subject to the specific requirements herein, has been specified in Annexure A of this Code.

11.

The Designated Persons including their immediate relatives shall ensure that all trades in the Securities of the Bank are carried out only through a trading account opened with HDFC Securities Limited. Exception shall be provided in cases where the Designated Person has availed ESOP’s/RSU’s loan by pledging the Bank’s Securities and the financer is required to sell the pledged Securities for squaring off the loan. Further, exception may also be provided in case of trades by immediate relatives in cases where the immediate relative also has similar arrangement in place or is restricted by his/ her employer.

It is hereby clarified that the existing holding of the Bank’s Securities can be sold by the Designated Person/ immediate relatives through the existing trading accounts; however, any new purchases/ sale of shares acquired through exercise of ESOP’s/RSU’s post effective date of this revised Code, has to be executed through HDFC Securities Limited only.

12.

Every Designated Person shall submit through the e-Share Dealing Code Portal the names, permanent account number or any other identifier authorised by law; and phone and mobile numbers used by the following persons on an annual basis within a maximum period of thirty days from the end of the financial year and as and when the information changes:

(a)	Immediate Relatives; and

(b)	persons with whom the Designated Persons shares a Material Financial Relationship.

In the event the Designated Person does not share a Material Financial Relationship with any person, the Designated Person shall furnish a declaration confirming the same to the Compliance Officer on an annual basis. The Designated Persons shall also provide a one – time declaration containing the details of the names of educational institutions from which the Designated Persons have graduated and names of their past employers.

13.

Designated Persons, their Immediate Relatives and Insiders must adhere to the Code to the extent applicable to them, and any violation of the Code could result in disciplinary action including wage freeze, suspension, recovery~~,~~ etc. Any violation so observed, shall be placed before the Audit Committee and actions as approved by the Audit Committee shall be taken. Any amount so collected shall be remitted to the SEBI for credit to Investor Protection and Education Fund. In case the Bank observes that there has been a violation of the Code and/or the Insider Trading Regulations, it shall inform the Stock Exchanges, in the format prescribed by SEBI from time to time. The Compliance Officer shall maintain a database of all such violations of the Code.

14.	The provisions of this Code can be changed, subject to prior approval of the Audit Committee of the Bank and the Board.

15.

All intimations/applications in relation to the Code should be addressed to the Compliance Officer through the e-Share Dealing Code Portal or by email, as the case may be. Any failure to make disclosures/ intimations/ applications within the prescribed timelines shall result in the violation of the Code and attract suitable action and trading shall be restricted till the time the required disclosures/ intimations/ applications are not submitted.

16.

The Compliance Officer shall ensure compliance under this Code and all applicable insider trading laws, rules and regulations, including the Insider Trading Regulations and U.S. federal securities laws, as amended from time to time, and place before the Audit Committee a report at least once in a financial year containing inter alia, details of Trading in the Bank’s Securities by Designated Persons and/or their Immediate Relative(s) in violation of this Code.

17.	If the Compliance Officer wants to Trade in the Bank’s Securities, then the Compliance officer shall obtain prior approval from one of the Whole Time Directors of the Bank.

18.

Every Designated Person shall confirm on the Share Dealing Portal, the shares held by him/ her as well as his/her immediate relative(s) in the Bank, on an annual basis, within a maximum period of 15 (fifteen) days from the end of the financial year.

19.

Further, every Designated Persons shall provide a declaration to the Compliance Officer (through e-Share Dealing Code Portal), at the end of every calendar quarter, confirming that he/she/it (including his/her Immediate Relatives) have not executed any Trades other than in compliance with the Code and the Insider Trading Regulations within a maximum period of 21 (twenty-one) trading days from the end of the quarter.

20.

The Bank shall not be liable or held responsible if any Employee or Designated Person suffers any losses on account of compliance of this Code. Employees Trading in the Securities of the Bank including exercise of options/units under the ESOS, would be liable to pay appropriate taxes including Income Tax, Gift Tax and Wealth Tax etc., as applicable from time to time. The Bank will not be liable for payment of any tax on behalf of the Employee. The Employees are required to comply with the provisions of tax laws and pay applicable tax as aforesaid.

21.

All information shall be handled within the Bank on a need-to-know basis and no Unpublished Price Sensitive Information shall be communicated to any person except in furtherance of legitimate purposes, performance of duties or discharge of his legal obligations. Wherever there is requirement of sharing Unpublished Price Sensitive Information by any Designated Person with another Employees/external third parties, etc. in furtherance of legitimate purposes, performance of duties or discharge of his/ her legal obligations, the person to whom such information is proposed to be shared, shall be “wall-crossed” through wall-crossing procedure.

In general, the Wall-crossing procedures require Designated Persons to obtain prior approvals on each instance and person-by-person basis from Group Head of their concerned department before making any disclosures to such other employee/external third parties.

An appropriate record of all Wall-crossings will be maintained by the Group Head of the department.

Further, persons who cross the wall would be deemed to be Designated Persons under this Code and should be informed that they would be required to comply with all applicable provisions of this Code, including in respect of Trades executed by their Immediate Relative(s). The Trading Window shall also be applicable to any person having contractual or fiduciary relation with the Bank, such as auditors, accountancy firms, law firms, analysts, consultants, investment bankers, service providers, etc., assisting or advising the Bank (“External Parties”).

The Bank shall obtain confirmation from such External Parties that they have: (a) adequate systems/controls in place to safeguard Unpublished Price Sensitive Information, including such information received from the Bank.

22.

The Bank shall not discharge, terminate, demote, suspend, threaten, harass, either directly or indirectly, or discriminate against any Employee who files a Voluntary Information Disclosure Form under the Insider Trading Regulations, irrespective of whether the information is considered or rejected by SEBI or he or she is eligible for a Reward under the Insider Trading Regulations, by reason of:

a.	filing a Voluntary Information Disclosure Form under the Insider Trading Regulations;

b.

testifying in, or otherwise assisting or aiding SEBI in any investigation, inquiry, audit, examination or proceeding instituted or about to be instituted for an alleged violation of the insider trading laws, or in any manner aiding the enforcement action taken by the Board;

c.	breaching any confidentiality agreement or provisions of any terms and conditions of employment or engagement solely to prevent any employee from cooperating with SEBI in any manner.

Provided that for the purpose of this Clause, ‘Employee’ shall mean any individual who during employment may become privy to information relating to violation of insider trading laws and files a Voluntary Information Disclosure Form under the Insider Trading Regulations and is a director, partner, regular or contractual employee, but does not include an advocate.

It is further clarified that the Bank shall not require any Employee who has filed a Voluntary Information Disclosure under the Insider Trading Regulations to notify it of such filing or seek its prior consent or guidance of any person engaged by the Bank, before or after such filing.

PART -B – Provisions governing dealing in Securities of listed/ proposed to be listed companies, other than Securities of the Bank.

Purpose of the Code:

The Code is prescribed to ensure that the Designated Persons working in specified divisions in the Bank, Trade in the Securities of listed/ proposed to be listed companies in compliance with the Insider Trading Regulations and only at a time when they do not possess any UPSI. Designated Persons and/or their Immediate Relative(s) should refrain from engaging in any speculative dealings in Other Specified Securities.

It is clarified that for the purposes of this Part B, reference to ‘listed company/ies’ shall also be deemed to mean and include ‘proposed to be listed’ company/ies, as defined in the Insider Trading Regulations. It is also clarified that the provisions of this Part B shall apply in addition to, and in conjunction with Part A of the Code.

Code –

1.	Provisions of this Part B of the Code shall apply to the Designated Persons, which, for the purposes of Part B of the Code, shall mean:

(a)	Employees working in following Divisions (“Insider Divisions”) and having access to UPSI:

(i)	Investment Banking Group

(ii)	Corporate Banking Group

(iii)	Emerging Corporates Group

(iv)	Financial Institutions

(v)	Wholesale Credit Group

(vi)	Treasury Advisory Group

(vii)	Credit Administration Department

(viii)	Private Banking Group

(ix)	Bankers to Issue Group

(x)	Custody Group

(xi)	Depository Participant Group

(xii)	Advisory & Research

(xiii)	Risk Group

(b)	all whole-time directors of the Bank;

(c)	all Employees in the grade of C2 and above and their secretaries/executive assistants by whatever name called;

(d)	Company Secretary of the Bank;

(e)

Any support staff of the Bank, such as IT staff or secretarial staff, who have access to Unpublished Price Sensitive Information, Employees who may be identified by the Compliance Officer in consultation with the respective Group Heads, wherever required, and on a case by case basis.

2.	Non–executive Directors including Independent Directors shall be prohibited from trading in securities of any other listed entity, in respect of they are in possession of or have access to any UPSI.

3.

No Designated Person (including the Immediate Relative(s) of the Designated Person that are individuals) is permitted to deal in Securities of a listed or proposed to be listed company directly or indirectly, including by way of portfolio management schemes, whether discretionary or otherwise, while he/she is handling relationship of that company or while he/she has access to or is in possession of Unpublished Price Sensitive Information about that company. It is clarified that all Employees working in Investment Banking Division shall be considered as Insiders for dealing in Securities of all listed companies or proposed to be listed companies, for which debt, equity or advisory assignment is handled by the Division, irrespective of whether the Employee is working on a particular assignment or not. It is hereby clarified that the provisions of this Part B of the Code shall not apply to investments made in the units of mutual funds, by the Designated Persons (including their Immediate Relatives). Further, allotment in an initial public offer (IPO) is not subject to requirements of pre-clearance but the Designated Persons shall be required to report the same upon allotment, and any subsequent trading in the allotted scrip shall be subject to the provisions of the Code.

4.

No Insider shall Trade in the securities of listed/ proposed to be listed companies at any time while in possession of, or having access to, any UPSI. When a person who has traded in securities of a listed or proposed to be listed company has been in possession of UPSI relating to the said listed or proposed to be listed company, his/her/its trades would be presumed to have been motivated by the knowledge and awareness of such UPSI in his/her/its possession.

5.

When the Board/ any Committee thereof receives information on a case-by-case basis, whether in the form of a Credit Appetite Memorandum, Credit Assessment Note, or some other form for approving a loan, the Board members/ Committee members (as the case may be) shall be prohibited from dealing in securities of the entity related to such approval or rejection, for a period of six months after receiving the said information. Except in these situations, no UPSI or confidential information in relation to Bank’s customers are generally shared with the Board in ordinary course of business. Where such information is, in exceptional circumstances shared with the Board, appropriate restrictions and notifications shall be issued accordingly.

6.

No Designated Person shall communicate, provide or allow access to any Unpublished Price Sensitive Information, relating to a listed or proposed to be listed company to any person, including other Employee(s), Insiders, etc., except where such communication is in furtherance of legitimate purposes, performance of duties or discharge of legal obligations. All information shall be handled by the Designated Persons on a need-to-know basis.

7.

Wherever there is requirement of sharing Unpublished Price Sensitive Information about listed or proposed to be listed company by the Designated Persons with the Employees of other divisions of the Bank or with outsiders for furtherance of their legitimate purposes, performance of duties or discharge of his legal obligations, the person to whom such information is proposed to be shared, shall be “wall- crossed” through wall-crossing procedure mentioned under Part A of the Code. In addition, names of such individuals/entities with whom UPSI is shared, along with the details of the permanent account number/any other identifier authorised by law where permanent account number is not available, shall be entered in the structured digital database maintained by the Bank for such purposes. Such database shall be maintained with adequate time stamping and audit trails to avoid tampering. Such database will be maintained as required under the Insider Trading Regulations, from time to time, and in the event of receipt of any information from SEBI regarding any investigation or enforcement proceedings, the relevant information in the database shall be preserved till the completion of such proceeding, or as per the period specified in the Regulations, whichever is later.

8.

Designated Persons and the Immediate Relatives of the Designated Persons, as applicable, can Trade in Securities of listed or proposed to be listed companies only when they are not in possession of Unpublished Price Sensitive Information, subject to the conditions mentioned hereunder.

9.

Designated Persons (including his /her Immediate Relative(s)) who intend to Trade in Securities of a listed or proposed to be listed company must seek pre-clearance for all listed and to be listed companies through e-Share Dealing Code Portal. It is being clarified that Designated Persons (including his /her Immediate Relative(s)) are not allowed to Trade in the Securities of grey listed companies, irrespective of the value of Trade.

10.

It is further clarified that immediate supervisors, who have direct or indirect access to Unpublished Price Sensitive Information about listed or proposed to be listed companies, either on their own or through their reportees/subordinates, should also not trade in Securities of such listed or proposed to be listed companies as long as they have access to or are deemed to be in possession of such Unpublished Price Sensitive Information.

11.

An Employee of an Insider Division (including his /her Immediate Relative(s)) who already holds Securities of a listed or proposed to be listed company and is also handling relationship of that company or is assigned to handle relationship of that company, shall not be permitted to deal in Securities of that company through market transaction, while he/she is handling relationship of that company.

12.

As part of any application for such Trading approval, the Designated Person shall provide the relevant declarations, including a declaration that he/she is not in possession of any Unpublished Price Sensitive Information. It is clarified that such declaration would be required to be furnished by the Designated Persons for Trades undertaken by his/her Immediate Relative(s) as well.

13.

Designated Persons (including his/her Immediate Relative(s)), obtaining prior approval for trading as aforesaid, must execute the Trade for which approval has been so obtained, within 7 (seven) trading days from the date of receipt of approval. If the Trade is not executed within 7 (seven) trading days, the approval must be obtained again.

14.

In case where the trade has been executed (either wholly or partially) pursuant to receipt of a pre-clearance, the Designated Persons and/or their Immediate Relative(s) shall report the trades so executed on the e-Share Dealing Code Portal within 7 (seven) trading days of execution of such transaction(s).

15.

Designated Persons shall disclose the number of Securities held by them in other listed/ to be listed companies (other than Bank), within 7 (seven) days from the date of them being declared a Designated Person, through the e-Share Dealing Code Portal. Details of positions taken in derivatives by such persons/ entities shall also be disclosed separately. It is clarified that the said disclosure should include details of Securities (other than Bank) held by their Immediate Relative(s) as well.

16.

Designated Persons and/or their Immediate Relative(s), will not be permitted to enter into any opposite/ contra Trade, during the 6 months following the immediately prior buy or sell or agreeing to buy or sell in the Securities.

17.

The Compliance Officer shall be empowered to grant relaxation from strict application of such restriction for reasons to be recorded in writing, provided that such relaxation does not violate the Insider Trading Regulations. Should a contra trade be executed, inadvertently or otherwise, in violation of such a restriction, the profits from such Trade shall be liable to be disgorged for remittance to SEBI for credit to the Investor Protection and Education Fund administered by SEBI under the Act. The Bank shall be entitled to take such other disciplinary action, as may be permitted under the Insider Trading Regulations.

18.

The Compliance Officer shall, in consultation with the Heads of the above-mentioned Divisions and other senior officials, as may be relevant, prepare and maintain a “grey list” of listed and proposed to be listed companies, in respect of which the Insider Divisions has relationship and/ or some information. The “grey list” shall be maintained by the Compliance Officer in a confidential manner. In case of Investment Banking Group, such “grey list” shall comprise of listed companies for which transactions are under discussion or mandated. Such “grey list” shall be updated from time to time by the Compliance Officer, based on inputs received from the respective Divisional Heads and senior officials, as relevant.

19.

Every Designated Person, , shall submit the names, permanent account number or any other identifier authorised by law; and phone and mobile numbers used by the following persons on an annual basis within a maximum period of 30 (thirty) days from the end of the financial year and as and when the information changes on the e-Share Dealing Code Portal:

(a)	Immediate Relatives; and

(b)	persons with whom they share a Material Financial Relationship.

In the event the concerned Designated Person does not share a Material Financial Relationship with any person, the Designated Person shall furnish a declaration confirming the same to the Compliance Officer on an annual basis. The said Designated Persons shall also provide a one – time declaration containing the details of the names of educational institutions from which they have graduated and names of their past employers on the e-share dealing portal).

Every Designated Person shall also disclose on the e-Share Dealing Code Portal, the shares held by him/ her as well as his/ her immediate relatives in any other listed/ proposed to be listed entity, within a maximum period of 15 (fifteen) days from the end of the financial year.

Further, every Designated Persons shall provide a declaration to the Compliance Officer, on an annual basis, confirming that he/she/it (including his/her Immediate Relatives) have not executed any Trades other than in compliance with the Code and the Insider Trading Regulations on the e-Share Dealing Code Portal.

20.

Any violation of the Code could result in sanctions and disciplinary action including wage freeze, suspension, recovery, etc. in addition to the action that may be taken under Insider Trading Regulations. Any violation so observed, shall be placed before the Audit Committee and actions as approved by the Audit Committee shall be taken. The Bank shall report any non-compliance / violation of this Part B of the Code to the Stock Exchanges pursuant to the Insider Trading Regulations, in the format prescribed by SEBI from time to time.

21.

The Compliance Officer shall ensure compliance under this Part B of the Code and the Insider Trading Regulations, as amended from time to time, and place a report before the Audit Committee at least once in a financial year, containing inter alia, details of Trading in Securities of listed companies by Designated Persons and/or their Immediate Relative(s) in violation of this Code.

22.

The Bank shall not discharge, terminate, demote, suspend, threaten, harass, either directly or indirectly, or discriminate against any Employee who files a Voluntary Information Disclosure Form under the Insider Trading Regulations, irrespective of whether the information is considered or rejected by SEBI or he or she is eligible for a Reward under the Insider Trading Regulations, by reason of:

a.	filing a Voluntary Information Disclosure Form under the Insider Trading Regulations;

b.

testifying in, or otherwise assisting or aiding SEBI in any investigation, inquiry, audit, examination or proceeding instituted or about to be instituted for an alleged violation of the insider trading laws, or in any manner aiding the enforcement action taken by the Board;

c.	breaching any confidentiality agreement or provisions of any terms and conditions of employment or engagement solely to prevent any employee from cooperating with SEBI in any manner.

Provided that for the purpose of this Clause, ‘Employee’ shall mean any individual who during employment may become privy to information relating to violation of insider trading laws and files a Voluntary Information Disclosure Form under the Insider Trading Regulations and is a director, partner, regular or contractual employee, but does not include an advocate.

It is further clarified that the Bank shall not require any Employee who has filed a Voluntary Information Disclosure under the Insider Trading Regulations to notify it of such filing or seek its prior consent or guidance of any person engaged by the Bank, before or after such filing.

PART -C – Provisions governing dealing in units of mutual fund schemes

Purpose of the Code:

The Code is prescribed to ensure that the Designated Persons working in specified divisions in the Bank, Trade in the units of a mutual fund scheme in compliance with the Insider Trading Regulations and only at a time when they do not possess any UPSI.

Code:

1.

For the purpose of Part C of this Code, “unpublished price sensitive information” shall mean any information, pertaining to a scheme of a mutual fund which is not yet generally available and which upon becoming generally available, is likely to materially impact the net asset value or materially affect the interest of unit holders and shall include the instances where there is a likelihood of:

(a)	a change in the accounting policy

(b)	a material change in the valuation of any asset or class of assets

(c)	restrictions on redemptions, winding up of scheme(s)

(d)	creation of segregated portfolio

(e)	the triggering of the swing pricing framework and the applicability of the swing factor

(f)	material change in the liquidity position of the concerned mutual fund scheme(s)

(g)	default in the underlying securities which is material to the concerned mutual fund scheme(s)

2.	Provisions of this Part C of the Code shall apply to the MF Designated Persons, which, for the purposes of Part C of the Code, shall mean:

(a)	All whole-time directors of the Bank,

(b)	all Employees in the grade of C2 and above and their secretaries/executive assistants by whatever name called,

(c)	Company Secretary of the Bank,

(d)	Employees who may be identified by the Compliance Officer in consultation with the respective Group Heads, wherever required, ad on a case-by-case basis

3.

No MF Designated Person (including the Immediate Relative(s) of the MF Designated Person that are individuals) is permitted to deal in units of a mutual fund scheme, directly or indirectly, whether discretionary or otherwise, while he/she has access to or is in possession of UPSI about the mutual fund scheme. It is clarified that all Employees working in the MF Access Division shall be considered as Insiders for dealing in units of a mutual fund scheme, wherein the Bank has issued a loan to the relevant asset management company, irrespective of whether the Employee is working on the transaction or not. It is hereby clarified that a complete restriction is imposed on the MF Designated Person when he/she has access to or is in possession of UPSI in relation to the mutual fund scheme.

4.

MF Designated Persons may deal in units of a mutual fund scheme subject to not attracting the restrictions set out in (3) above. For the avoidance of doubt, when a MF Designated Person has initiated a systematic transaction in units of a mutual fund, the same may be continued with notwithstanding the restrictions in (3) above, provided that (i) the first systematic transaction is initiated at least two months subsequent to the registration of such systematic transactions and such registration is done when the concerned MF Designated Person does not have access to or is in possession of UPSI about the mutual fund scheme and the Bank has not issued a loan to the relevant asset management company, and (ii) no change would be made to the quantum or periodicity of the systematic transaction. In any event, it is to be ensured that all dealings in units of a mutual fund scheme are in compliance with the Insider Trading Regulations.

5.

No exceptions are provided under this Code for making investments/dealing in units of a mutual fund scheme on account of taking prior approval of the Compliance Officer or reporting about the investment in units of mutual fund scheme while in possession/having access to, any UPSI in relation to a mutual fund scheme.

6.

No MF Designated Person shall invest in the units of a mutual fund scheme at any time while in possession of, or having access to, any UPSI. When a person who has traded in units of a mutual fund scheme has been in possession of UPSI relating to the said mutual fund his/her/their trades would be presumed to have been motivated by the knowledge and awareness of such UPSI in his/her/their possession.

7.

No MF Designated Person shall communicate, provide or allow access to any UPSI, relating to a mutual fund scheme to any person, including other Employee(s), Insiders, etc., except where such communication is in furtherance of legitimate purposes, performance of duties or discharge of legal obligations. All information shall be handled by the MF Designated Persons on a need-to-know basis.

8.

The parties receiving UPSI have to execute agreements to undertake confidentiality and non-disclosure obligations and/ or shall be put to due notice by the Bank in order to keep information so received confidential and shall otherwise not Trade in units of the mutual fund scheme when in possession of UPSI. Further, the Board, or any person as may be authorised by the Board in this regard, shall maintain a structured digital database containing the nature of UPSI, names of such individuals/ entities with whom UPSI is shared, along with the details of the permanent account number/ any other identifier authorised by law where permanent account number is not available. Such data shall be maintained with adequate time stamping and audit trails to avoid tampering. Such database will be maintained as required under the Insider Trading Regulations, from time to time, and in the event of receipt of any information from SEBI regarding any investigation or enforcement proceedings, the relevant information in the database shall be preserved till the completion of such proceeding, or as per the period specified in the Regulations, whichever is later.

9.

Wherever there is requirement of sharing UPSI about the mutual fund scheme by the MF Designated Persons with the Employees of other divisions of the Bank or with outsiders for furtherance of their legitimate purposes, performance of duties or discharge of his legal obligations, the person to whom such information is proposed to be shared, shall be “wall- crossed” through wall-crossing procedure mentioned under Part A of the Code.

10.

The person who is wall – crossed into the MF Access Division shall be notified that the provisions governing dealing in units of mutual fund schemes under the Part C of this Code are applicable on him/her. It is clarified that post such notification, all restrictions will be imposed on the said individual that are applicable on MF Designated Person in relation to dealing/investing or trading in units of a mutual fund scheme.

11.	The Compliance Officer would issue a guidance note to the concerned departments/ persons, on compliance with Part C of this Code.

Amendments to the Share Dealing Code

In case there are any regulatory changes requiring modifications to this Code, the Code shall be reviewed and amended accordingly. However, the amended regulatory requirements will supersede this Code till the time this Code is suitably amended.

Any new regulation / circular issued by SEBI / U.S. Securities and Exchange Commission shall be deemed to have been included in the Code immediately upon their effectiveness, without the formal approval of the Board. The provisions in the Code are in addition to, and not in derogation of, other applicable laws.

Annexure A

Category	Products		Clarification
Equities	Equity Shares		Allowed with prior approval
	Exchange Traded Funds (ETF’s)	1) Equity ETFs 2) Gold, Silver, Commodity ETFs 3) Global Equity ETFs 4) Debt Exchange Traded Funds (ETFs)	Allowed without approval
	Indices	1) Broad Market Indices 2) Sectoral Indices 3) Thematic Indices 4) Strategy Indices 5) Fixed income Indices 6) Hybrid Indices 7) Multi Asset Indices 8) Customized Indices	Allowed without approval
	Security lending and Borrowing Scheme (SLB)		Not allowed
	Sovereign Gold Bonds		Allowed without approval
	Initial Public Offering (IPO)		Allowed without approval
	Portfolio Management Services (PMS)		Not allowed
Alternate Investment Funds (AIFs)

Allowed subject to the following conditions:

i) The Designated Person seeking approval must have no control over the affairs or decision-making process of the AIF or its manager.

ii) Investment in the AIF must be below 2% of the total fund size.

iii) The Designated Person must not be involved in day-to-day dealings or discussions with the respective AIF or the manager in which the investment is being made.

Category	Products		Clarification
	DIY SIP and Futures & options		Not allowed
	REITs /InvITs		Allowed without approval
	Corporate Actions	1) Buyback 2) Rights issue 3) Bonus issue 4) Split 5) Demerger 6) Merger 7) Any other Corporate Action	Allowed without approval
Derivatives	Equity Derivatives	1) NIFTY 50 2) BSE Sensex 3) Bank NIFTY (NOT ALLOWED)	Allowed without approval
	Commodity Derivatives		Allowed without approval
	Currency Derivatives		Allowed without approval
	Interest Rate Derivatives		Allowed without approval
Debt	Corporate Bonds		Allowed without approval
	Corporate Debentures		Allowed without approval
	Warrants		Allowed without approval